UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)

Vanguard Natural Resources, LLC

(Name of Issuer)

Common units representing limited liability company interests

(Title of Class of Securities)

92205F106

(CUSIP Number)

May 20, 2016

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 92205F106

1	Name of Reporting Person: Montierra Minerals & Production, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Texas
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0
9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11	Percent of Class Represented by Amount in Row (9) 0.0%
12	Type of Reporting Person PN

CUSIP No. 92205F106

1	Name of Reporting Person: Montierra Management LLC
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Texas
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0
9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11	Percent of Class Represented by Amount in Row (9) 0.0%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 92205F106

1	Name of Reporting Person: Natural Gas Partners VII, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0
9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11	Percent of Class Represented by Amount in Row (9) 0.0%
12	Type of Reporting Person PN

CUSIP No. 92205F106

1	Name of Reporting Person: Natural Gas Partners VIII, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0
9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11	Percent of Class Represented by Amount in Row (9) 0.0%
12	Type of Reporting Person PN

CUSIP No. 92205F106

1	Name of Reporting Person: NGP Income Management L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Texas
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0
9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11	Percent of Class Represented by Amount in Row (9) 0.0%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 92205F106

1	Name of Reporting Person: Eagle Rock Holdings NGP 7, LLC
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0
9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11	Percent of Class Represented by Amount in Row (9) 0.0%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 92205F106

1	Name of Reporting Person: Eagle Rock Holdings NGP 8, LLC
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0
9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11	Percent of Class Represented by Amount in Row (9) 0.0%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 92205F106

1	Name of Reporting Person: ERH NGP 7 SPV, LLC
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0
9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11	Percent of Class Represented by Amount in Row (9) 0.0%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 92205F106

1	Name of Reporting Person: ERH NGP 8 SPV, LLC
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0
9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11	Percent of Class Represented by Amount in Row (9) 0.0%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 92205F106

1	Name of Reporting Person: NGP Income Co-Investment Opportunities Fund II, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0
9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11	Percent of Class Represented by Amount in Row (9) 0.0%
12	Type of Reporting Person PN

CUSIP No. 92205F106

1	Name of Reporting Person: NGP Energy Capital Management, L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Texas
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0
9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11	Percent of Class Represented by Amount in Row (9) 0.0%
12	Type of Reporting Person OO (Limited Liability Company)

Item 1(a).	Name of Issuer:

Vanguard Natural Resources, LLC (the “Issuer”)

Item 1(b).	Address of Issuer’s Principal Executive Offices:

5847 San Felipe, Suite 3000

Houston, Texas 77057

Item 2(a).	Names of Persons Filing:

This Amendment No. 1 to Schedule 13G, which amends the Schedule 13G (the “Original Schedule 13G”) filed with the Securities and Exchange Commission on October 13, 2015, is being filed by each of the following persons (each, a “Reporting Person” and together, the “Reporting Persons”):

(i)	Montierra Minerals & Production, L.P.,
(ii)	Montierra Management LLC,
(iii)	Natural Gas Partners VII, L.P.,
(iv)	Natural Gas Partners VIII, L.P.,
(v)	NGP Income Management L.L.C.,
(vi)	Eagle Rock Holdings NGP 7, LLC,
(vii)	Eagle Rock Holdings NGP 8, LLC,
(viii)	ERH NGP 7 SPV, LLC,
(ix)	ERH NGP 8 SPV, LLC,
(x)	NGP Income Co-Investment Opportunities Fund II, L.P. and
(xi)	NGP Energy Capital Management, L.L.C.

The Reporting Persons are a party to a certain Joint Filing Agreement, a copy of which is filed with the Original Schedule 13G as Exhibit 99.1, pursuant to which the Reporting Persons agreed to file the Original Schedule 13G and any amendments thereto, jointly in accordance with the provisions of Rule 13d-1(k)(1) of the Securities Exchange Act of 1934, as amended.

Item 2(b).	Address or Principal Business Office or, if none, Residence:

(i)	The address of each Reporting Person other than Montierra Minerals & Production, L.P. and Montierra Management LLC is:

5221 N. O’Connor Blvd., Suite 1100
Irving, Texas 75039

(ii)	The address of Montierra Minerals & Production, L.P. and Montierra Management LLC is:

16107 Kensington Drive #257
Sugar Land, Texas 77479

Item 2(c).	Citizenship:

(i)	Montierra Minerals & Production, L.P.	Texas
(ii)	Montierra Management LLC	Texas
(iii)	Natural Gas Partners VII, L.P.	Delaware
(iv)	Natural Gas Partners VIII, L.P.	Delaware
(v)	NGP Income Management L.L.C.	Texas
(vi)	Eagle Rock Holdings NGP 7, LLC	Delaware
(vii)	Eagle Rock Holdings NGP 8, LLC	Delaware
(viii)	ERH NGP 7 SPV, LLC	Delaware
(ix)	ERH NGP 8 SPV, LLC	Delaware
(x)	NGP Income Co-Investment Opportunities Fund II, L.P.	Delaware
(xi)	NGP Energy Capital Management, L.L.C.	Texas

Item 2(d).	Title of Class of Securities:

Common units representing limited liability company interests

Item 2(e).	CUSIP Number:

92205F106

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership:

The information contained in the cover pages hereto is incorporated by reference into this Item 4.

Item 5.	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following ☒.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person:

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person:

Not applicable.

Item 8.	Identification and Classification of Members of the Group:

Not applicable.

Item 9.	Notice of Dissolution of Group:

Not applicable.

Item 10.	Certifications:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under Rule 14a-11 under the Securities Exchange Act of 1934.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: May 20, 2016

MONTIERRA MINERALS & PRODUCTION, L.P.
By its general partner, Montierra Management LLC

By:	/s/ Joseph A. Mills
Name:	Joseph A. Mills
Title:	Chief Executive Officer

MONTIERRA MANAGEMENT LLC

By:	/s/ Joseph A. Mills
Name:	Joseph A. Mills
Title:	Chief Executive Officer

NATURAL GAS PARTNERS VII, L.P.
By its general partner, G.F.W. Energy VII, L.P.
By its general partner, GFW VII, L.L.C.

By:	/s/ Kenneth A. Hersh
Name:	Kenneth A. Hersh
Title:	Authorized Member

NATURAL GAS PARTNERS VIII, L.P.
By its general partner, G.F.W. Energy VIII, L.P.
By its general partner, GFW VIII, L.L.C.

By:	/s/ Kenneth A. Hersh
Name:	Kenneth A. Hersh
Title:	Authorized Member

NGP INCOME MANAGEMENT L.L.C.

By:	/s/ Tony R. Weber
Name:	Tony R. Weber
Title:	President

Signature Page to Schedule 13G/A

EAGLE ROCK HOLDINGS NGP 7, LLC
By its sole member, Natural Gas Partners VII, L.P.
By its general partner, G.F.W. Energy VII, L.P.
By its general partner, GFW VII, L.L.C.

By:	/s/ Kenneth A. Hersh
Name:	Kenneth A. Hersh
Title:	Authorized Member

EAGLE ROCK HOLDINGS NGP 8, LLC
By its sole member, Natural Gas Partners VIII, L.P.
By its general partner, GFW Energy VIII, L.P.
By its general partner, GFW VIII, L.L.C.

By:	/s/ Kenneth A. Hersh
Name:	Kenneth A. Hersh
Title:	Authorized Member

ERH NGP 7 SPV, LLC

By:	/s/ Kenneth A. Hersh
Name:	Kenneth A. Hersh
Title:	Chief Executive Officer & President

ERH NGP 8 SPV, LLC

By:	/s/ Kenneth A. Hersh
Name:	Kenneth A. Hersh
Title:	Chief Executive Officer & President

NGP INCOME CO-INVESTMENT OPPORTUNITIES FUND II, L.P.
By its general partner, NGP Income Co-Investment II GP, L.L.C.

By:	/s/ Tony R. Weber
Name:	Tony R. Weber
Title:	President

Signature Page to Schedule 13G/A

NGP ENERGY CAPITAL MANAGEMENT, L.L.C.

By:	/s/ Tony R. Weber
Name:	Tony R. Weber
Title:	Authorized Manager

Signature Page to Schedule 13G/A